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                                                        EXHIBIT 23.5


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 of our report dated February 28, 1995, on the financial statements of Pet Supply Depot, Inc. (the Company) as of December 31, 1994 and 1993 and for the years then ended which report appears in the Form 8-K of Petco Animal Supplies, Inc. dated November 15, 1995. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.


/s/ Tofias, Fleishman, Shapiro & Co., P.C.
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    Tofias, Fleishman, Shapiro & Co., P.C.


Cambridge, Massachusetts
January 29, 1997